SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 2)*

Sonic Innovations, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

83545M109

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83545M109	13 G	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates I.R.S. #13-6300995

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 1,295,362 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 1,295,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,295,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates II, L.P. I.R.S. #13-3844754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 1,008,592 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 1,008,592

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,008,592

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael C. Brooks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,303,954

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph E. Casey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric S. Copeland

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,303,954

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony B. Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 20,422 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 20,422 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,324,376

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.6%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thomas R. Frederick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 290 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 290

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 290

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Terence J. Garnett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David R. Hathaway

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bryan E. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 350 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 350 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,304,304

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ray A. Rothrock

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,303,954

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 13 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony Sun

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,303,954

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 14 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael F. Tyrrell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 2,303,954 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 2,303,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,303,954

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 83545M109	13 G	Page 15 of 23 Pages

Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Sonic Innovations, Inc.

Item 1(a)	Name of Issuer

Sonic Innovations, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices

2795 East Cottonwood Parkway, Suite 660 Salt Lake City, Utah 84121-7036

Item 2(a)	Name of Person Filing

Venrock Associates (“Venrock”) Venrock Associates II, L.P. (“Venrock II”)

Michael C. Brooks Joseph E. Casey Eric S. Copeland Anthony B. Evnin Thomas R. Frederick Terence J. Garnett David R. Hathaway Bryan E. Roberts Ray A. Rothrock Anthony Sun Michael F. Tyrrell

Item 2(b)	Address of Principal Business Office or, if none, Residence

New York Office:	Menlo Park Office:	Cambridge Office:

30 Rockefeller Plaza Room 5508 New York, NY 10112	2494 Sand Hill Road Suite 200 Menlo Park, CA 94025	One Canal Park Suite 1120 Cambridge, MA 02142

Item 2(c)	Citizenship

Venrock and Venrock II are limited partnerships organized in the State of New York. Michael C. Brooks, Eric S. Copeland, Anthony B. Evnin, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II and are all citizens of the United States of America. Joseph E. Casey, Thomas R. Frederick, Terence J. Garnett and David R. Hathaway are retired General Partners of Venrock and Venrock II and are citizens of the United States of America.

Item 2(d)	Title of Class of Securities

Common Stock

Item 2(e)	CUSIP Number

83545M109

Item 3	Not applicable.

CUSIP No. 83545M109	13 G	Page 16 of 23 Pages

Item 4	Ownership

(a) and (b)

Venrock beneficially owns 1,295,362 shares or 6.5% of the outstanding shares of common stock. Venrock II beneficially owns 1,008,592 shares or 5.0% of the outstanding shares of common stock.

Each of Michael C. Brooks, Eric S. Copeland, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell beneficially owns 2,303,954 shares or 11.5% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 2,324,376 shares or 11.6% of the outstanding shares of common stock. Thomas R. Frederick beneficially owns 290 shares or 0.0% of the outstanding shares of common stock. Bryan E. Roberts beneficially owns 2,304,304 shares or 11.5% of the outstanding shares of common stock. Each of Joseph E. Casey, Terence J. Garnett and David R. Hathaway beneficially owns no shares or 0.0% of the outstanding shares of common stock.

(c)

Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,295,362 shares of common stock. Venrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,008,592 shares of common stock.

Each of Michael C. Brooks, Eric S. Copeland, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,303,954 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 20,422 shares of common stock and shared voting power and dispositive power over 2,303,954 shares of common stock. Thomas R. Frederick has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 290 shares of common stock. Bryan E. Roberts has sole voting and dispositive power over 350 shares of common stock and shared voting and dispositive power over 2,303,954 shares of common stock. Each of Joseph E. Casey, Terence J. Garnett and David R. Hathaway has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class

With respect to Joseph E. Casey, Thomas R. Frederick, Terence J. Garnett and David R. Hathaway:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

With respect to Venrock, Venrock II, Michael C. Brooks, Eric S. Copeland, Anthony B. Evnin, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Behalf of Another Person

No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

CUSIP No. 83545M109	13 G	Page 17 of 23 Pages

Item 8	Identification and Classification of Members of the Group

This schedule is being filed pursuant to Rule 13d-1(d). The identities of the seven General Partners of Venrock and Venrock II and the four retired General Partners of Venrock and Venrock II are stated in Item 2.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 83545M109	13 G	Page 18 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 2004	VENROCK ASSOCIATES

	By:	/s/ Anthony Sun

Anthony Sun
Managing General Partner

February 13, 2004	VENROCK ASSOCIATES II, L.P.

	By:	/s/ Anthony Sun

Anthony Sun
Managing General Partner

February 13, 2004	GENERAL PARTNERS

*

Michael C. Brooks

*

Joseph E. Casey

*

Eric S. Copeland

*

Anthony B. Evnin

*

Thomas R. Frederick

/s/ Terence J. Garnett

Terence J. Garnett

*

David R. Hathaway

/s/ Bryan E. Roberts

Bryan E. Roberts

*

Ray A. Rothrock

CUSIP No. 83545M109	13 G	Page 19 of 23 Pages

*

Anthony Sun

*

Michael F. Tyrrell

* By:	/s/ Anthony Sun

Anthony Sun Attorney-in-Fact

CUSIP No. 83545M109	13 G	Page 20 of 23 Pages

EXHIBIT INDEX

Exhibit No.		Page No.

24.1	Power of Attorney dated as of February 14, 2001 granted by the General Partners in favor of Anthony B. Evnin and Anthony Sun	21

99.1	Agreement pursuant to 13d-1(k)(1) among Venrock Associates and Venrock Associates II, L.P. and the General Partners thereof	22